Exhibit 99.1



Contact:                                                            NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Communications
212-974-0100


                 CAPITAL RE ANNOUNCES DEVELOPMENTS REGARDING ITS
                        PROPOSED MERGER WITH ACE LIMITED
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NEW YORK, NY, October 11,  1999--Capital  Re Corporation  (NYSE:  KRE) announced that ACE Limited had exercised its rights obtained in connection with ACE's June, 1999 $75 million investment in Capital Re to require the Capital Re Board to elect two new members designated by ACE. These new members, Dominic Frederico and Donald Kramer, are executive officers of ACE, and were elected to the Capital Re Board at a special meeting held on Sunday October 10 at Capital Re's offices in New York City. With the addition of the two new members, the Capital Re Board now consists of nine members.

Capital Re and ACE are parties to a Merger Agreement that was scheduled to be voted upon by Capital Re shareholders at a meeting on October 7, 1999. On October 6, Capital Re received an unsolicited acquisition proposal from XL Capital Ltd., and the Capital Re Board determined to postpone the shareholder vote to permit the Board to evaluate the XL proposal. As announced by XL, Capital Re has held discussions with XL concerning its proposal under a confidentiality agreement signed on October 6. The current XL proposal was considered at the special meeting of Capital Re's Board on October 10. The Board of Directors of Capital Re remains subject to the terms and conditions of its Merger Agreement with ACE, including all conditions relating to the consideration or possible acceptance of alternative proposals, and intends to fulfill its contractual obligations in respect of those conditions and its obligations to shareholders under applicable Delaware law. No date has yet been set by the Capital Re Board for the convening of the postponed shareholder meeting.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and management. Capital Re's two principal divisions, financial guaranty and financial risks, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.


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     The statements  contained in this release and  statements  that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commission.


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